Exhibit 21

SUBSIDIARIES OF COMSTOCK RESOURCES, INC.

Name	Incorporation	Business Name
Comstock Oil & Gas, LLC	Nevada	Comstock Oil & Gas, LLC
Comstock Oil & Gas – Louisiana, LLC (1)	Nevada	Comstock Oil & Gas – Louisiana, LLC
Comstock Oil & Gas – Louisiana Holdings, LLC (1)	Nevada	Comstock Oil & Gas Louisiana Holdings, LLC
Comstock Gas Services LLC (1)	Texas	Comstock Gas Services LLC
Pinnacle Gas Services LLC	Delaware	Pinnacle Gas Services LLC
Pinnacle Gas Treating LLC	Texas	Pinnacle Gas Treating LLC

(1)
100% owned by Comstock Oil & Gas, LLC